Exhibit (k)(5)

FORM OF EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this [●] day of February, 2014, by and among Priority Senior Secured Income Fund, Inc. (the “Fund”) and Priority Senior Secured Income Management, LLC (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund to reduce the Fund’s offering and operating expenses until the Fund has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.      Adviser Expense Payments to the Fund

(a) Commencing with the calendar quarter ended March 31, 2014 and continuing monthly thereafter until May 9, 2016, which monthly continuance and final termination date may be extended by mutual agreement between the Fund and the Adviser (the “Expense Support Payment Period”), the Adviser hereby agrees to reimburse the Fund, at the Fund’s request and in the amount requested by the Fund for operating expenses in a maximum amount equal to the difference between the Fund’s distributions paid to the Fund’s stockholders in each month less Available Operating Funds (defined below) received by the Fund on account of its investment portfolio for such month. Any payments required to be made by the Adviser pursuant to the preceding sentence shall be referred to herein as an “Expense Payment.” To the extent that no dividends or other distributions are paid to the Fund’s stockholders in any given month, then the Expense Payment for such month shall be equal to such amount necessary in order for Available Operating Funds for the month to equal zero.

(b) The Adviser’s obligation to make an Expense Payment shall automatically become a liability of the Adviser and the right to such Expense Payment shall be an asset of the Fund on the last business day of the applicable month. The Expense Payment for any month shall be paid by the Adviser to the Fund in any combination of cash or other immediately available funds, and/or offsets against amounts otherwise due from the Fund to the Adviser, no later than the earlier of (i) the date on which the Company closes the books for such month and (ii) thirty days after the end of such month. (c) For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Fund’s net investment income (minus any Reimbursement Payments payable to the Adviser pursuant to Section 2(c) of this Agreement), (ii) the Fund’s net realized capital gains/losses plus unrealized losses and (iii) dividends and other distributions paid to the Fund on account of its portfolio investments (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

2.      Conditional Reimbursement of Expense Payments by the Fund

(a) The Fund hereby agrees to reimburse the Adviser in an amount equal to the total Expense Payments made by the Adviser to the Fund under this Agreement, with the repayment of each such Expense Payment to be made within a period not to exceed three years from the end of the fiscal year in which such Expense Payment was made by the Adviser to the Fund. Following any calendar quarter in which Available Operating Funds in such calendar quarter exceed the cumulative distributions paid to the Fund’s stockholders in such calendar quarter (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Fund shall pay such Excess Operating Funds, or a portion thereof, to the extent that the Fund has cash available for such payment,  in accordance with Section 2(b), to the Adviser until such time as all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar quarter have been reimbursed. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.”

(b) The amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such calendar quarter and (ii) the aggregate amount of all Expense Payments made by the Adviser to the Fund within three years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Fund to the Adviser.

(c) Subject to Section 2(a), the Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund and the right to such Reimbursement Payment shall be an asset of the Adviser on the last business day of the applicable calendar quarter. The Reimbursement Payment for any calendar quarter shall be paid by the Fund to the Adviser in any combination of cash or other immediately available funds no later than forty-five days after the end of such calendar quarter. Any Reimbursement Payments shall be deemed to have reimbursed the Adviser for Expense Payments in chronological order beginning with the oldest Expense Payment eligible for reimbursement under this Section 2.

3.      Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated at any time, without the payment of any penalty and without notice, by the Fund. This Agreement may be terminated by the Adviser upon written notice to the Fund, except that once effective, the Adviser may not terminate its obligations under Section 1 hereof after the commencement of any monthly period referred to therein.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Fund of its investment advisory relationship with the Adviser or (ii) the board of directors of the Fund making a determination to dissolve or liquidate the Fund.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if this Agreement terminates automatically pursuant to Section 3(c) or, following a termination of this Agreement pursuant to Section 3(b), an event described in Section 3(c) occurs, the Fund agrees to pay the Adviser an amount equal to all Expense Payments paid by the Adviser to the Fund within three years of the payment of such Expense Payments pursuant to Section 3(c) that have not been previously reimbursed by the Fund to the Adviser. Such repayment shall be made to the Adviser not later than thirty days after such date of termination.

(e) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.      Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws provisions) and the applicable provisions of the Investment Company Act, and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund’s Second Articles of Amendment and Restatement or Amended and Restated Bylaws, as each may be amended or restated, or to relieve or deprive the Fund’s board of directors of its responsibility for and control of the conduct of the affairs of the Fund.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(e) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

PRIORITY SENIOR SECURED INCOME FUND, INC.

By:      __________________________
Name:
Title:

PRIORITY SENIOR SECURED INCOME MANAGEMENT, LLC

By:       __________________________
Name:
Title: